EXHIBIT 10.2
EXECUTION VERSION
TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of October 21, 2022 (the “Effective Date”), is by and between NorthStar Healthcare Income, Inc., a Maryland corporation (“NHI”), NorthStar Healthcare Income Operating Partnership, LP, a Delaware limited partnership (“NHI OP” and together with NHI, the “NHI Parties”), and CNI NSHC Advisors, LLC, a Delaware limited liability company (“Advisor”). The NHI Parties, on the one hand, and Advisor, on the other hand are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties and NRF Holdco, LLC, a Delaware limited liability company (“NRF”), have entered into that certain Termination Agreement, dated as of even date herewith (the “Termination Agreement”), pursuant to which, among other things, the parties thereto agreed to terminate that certain Advisory Agreement, dated June 30, 2014, by and among Advisor, NHI, NHI OP and NRF (as amended by that certain Amendment No. 1, dated as of December 20, 2017, Amendment No. 2, dated as of June 22, 2020, Amendment No. 3, dated as of June 30, 2021 and Amendment No. 4, dated as of February 28, 2022, the “Advisory Agreement”); and

WHEREAS, in connection with the Termination Agreement, Advisor and certain of its Affiliates desire to provide certain transition services to NHI, NHI OP and certain of their respective subsidiaries on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1    Definitions. In addition to the terms defined in the body of this Agreement, capitalized terms used but not otherwise defined herein will have the meanings given to them in the Termination Agreement.

1.2    Other Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Confidential Information” means any and all confidential and proprietary or non-public information of or concerning the business, operations, activities, personnel, training, finances, actual or potential investments, plans, compensation, governance, clients or investors of a Party or any of its Affiliates or personal information of their respective employees or other representatives, whether written or oral, made available to or accessed or otherwise used by the other Party or any of its Affiliates under or in connection with this Agreement, in each case other than as set forth in Section 8.1.3.

“Look-Back Period” means the seven (7)-month period immediately prior to the Effective Date.

“Scheduled Services” means the services set forth on Schedule 1. For the avoidance of doubt, any tasks necessary to accomplish the Scheduled Services, even if such tasks are not expressly set forth in Schedule 1, shall be deemed to be part of the “Scheduled Services” to be performed pursuant to this Agreement; provided that such tasks are an inherent part of the Scheduled Services described on Schedule 1.

“Service Provider” means Advisor or, as determined by Advisor, an Affiliate thereof (as applicable) in such Person’s capacity as the provider of Scheduled Services to the applicable Service Recipient(s).

“Service Recipient” means NHI, NHI OP or any of their respective subsidiaries (as applicable), in such Person’s capacity as the recipient of Scheduled Services from the applicable Service Provider.

“Service Term” means the duration (commencing on the Effective Date) for which a Scheduled Service is to be provided as set forth on Schedule 1 (subject to earlier termination pursuant to Section 3.1 and Section 3.2), as it may be extended pursuant to Section 2.1.6, or such duration otherwise mutually agreed in writing by the Parties in accordance with this Agreement.

“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a Party or an Affiliate of a Party.

ARTICLE II
SCHEDULED SERVICES
2.1    Scheduled Services.

2.11    Services.

(a)    Service Provider, directly or through its Affiliates, shall provide or cause to be provided to the applicable Service Recipient the Scheduled Services, from and after the Effective Date for the applicable Service Term.

(b)    Service Provider may reasonably supplement, modify, substitute or otherwise alter any of the Scheduled Services from time to time in a manner consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by Service Provider to itself or its Affiliates; provided, however, that any such supplements, modifications, substitutions or alterations will not result in any increased costs to or additional obligations on any Service Recipient or otherwise reasonably be expected to adversely affect any Service Recipient or the applicable Scheduled Services, and Service Provider shall provide the applicable Service Recipient with appropriate substitutions or alterations in accordance with this Agreement, including Section 2.2, and shall provide the applicable Service Recipient with at least ten (10) days’ prior written notice of any such supplements, modifications, substitutions or alterations. Unless otherwise agreed by Service Provider (including as expressly set forth on Schedule 1), Service Provider shall not be required to provide a scope or volume of Scheduled Services greater than the scope and volume of the applicable Scheduled Services provided to the business of Service Recipient during the Look-Back Period.

(c)    Each Party agrees that, for the duration of the Term and upon expiration or earlier termination of this Agreement, it shall use commercially reasonable efforts to provide such assistance and cooperation as may be reasonably requested by the other Party to facilitate an orderly transition of Scheduled Services to Service Recipient or to a third-party service provider.

(d)    Advisor will, at no cost to NHI, NHI OP or any of their respective Affiliates, segregate and provide, in the same format as such data is held as of the Effective Date, NHI and NHI OP with a copy of all data used in their businesses within the possession or control of Advisor or any of its Affiliates, subject to applicable Law. The Service Provider will assist Service Recipient and its designated third party service provider(s) in connection with the migration of data owned by any Service Recipient upon termination of the applicable Scheduled Services, with any reasonable and documented out-of-pocket costs to be borne by the applicable Service Recipient. For the avoidance of doubt, Service Recipient will be responsible for such data migration with the assistance of the Service Provider and the Service Recipient shall be responsible for all third party costs associated therewith.

(e)    NHI, NHI OP and their respective Affiliates shall use their respective commercially reasonable efforts to develop sufficient internal resources such that NHI and NHI OP are able to terminate each Scheduled Service as promptly as reasonably practical.

2.1.2    Direction of Employees. Service Provider shall be solely responsible for all salary, wages, bonuses and commissions, employment, payroll and other benefits of and liabilities owed to (including severance and worker’s compensation and the withholding and payment of applicable taxes relating to such employment), and compliance with immigration and visa laws and requirements in respect of, its personnel assigned to perform the Scheduled Services on behalf of Service Provider. In performing their respective duties hereunder, all personnel engaged in providing Scheduled Services shall be under the direction, control and supervision of the Service Provider engaging such personnel, and such Service Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel. The employees of Service Provider engaged in providing Scheduled Services shall not, by virtue thereof, become employees of any Service Recipient.

2.1.3    Cooperation.
(a)    Each Service Recipient shall (i) reasonably cooperate with Service Provider with respect to the provision of Scheduled Services and (ii) use commercially reasonable efforts to enable Service Provider to provide such Scheduled Services in accordance with this Agreement.

(b)    Each Service Recipient shall provide Service Provider with (i) access to its books, records, facilities and resources (including personnel) as is reasonably necessary for Service Provider to perform the applicable Scheduled Services, (ii) all information and documentation reasonably necessary for Service Provider to perform the applicable Scheduled Services, and (iii) timely decisions in order that Service Provider may perform its obligations hereunder, in each case in accordance with all applicable Laws.

(c)    The failure of any Service Recipient to comply with this Section 2.1.3 with respect to a Scheduled Service in a way that reasonably prevents or materially delays Service Provider from providing such Scheduled Service shall excuse Service Provider from any liability to the extent resulting from Service Provider’s inability or failure to provide such Scheduled Service in accordance with the terms of this Agreement, until such time as such failure has been cured; provided that Service Provider promptly provides written notice to the Service Recipient of such Service Recipient’s failure setting forth in reasonable detail a description of what is required from the Service Recipient in order to cure such failure.

2.14    Laws and Orders. Notwithstanding anything in this Agreement to the contrary, Service Provider shall not be obligated to provide a Scheduled Service if the provision of such Scheduled Service would (i) violate any applicable Law or any order of any Governmental Authority, or (ii) require Service Provider to register with any Governmental Authority under any applicable Law. If Service Provider is prevented from providing, or causing to be provided, any Scheduled Service because providing such Scheduled Service or causing it to be provided would violate applicable Law or any order of any Governmental Authority, Service Provider shall (a) notify the Service Recipients receiving such Scheduled Service of such prevention as soon as it becomes aware of such prevention and (b) work in good faith with the applicable Service Recipients and use commercially reasonable efforts to enable such Scheduled Service to be performed to the greatest extent possible, or arrange for a mutually acceptable work-around or alternative method of delivering such Scheduled Service that does not violate any applicable Law or any order of any Governmental Authority. If, after the Effective Date, Service Provider changes the manner in which it provides the Scheduled Services such that it must obtain any additional Permits necessary to provide the Scheduled Services, Service Provider shall be responsible for obtaining such necessary Permits, unless such change is made at the Service Recipient’s written request, in which event such Service Recipient shall be responsible, at its own expense, for obtaining such necessary Permits.

2.15    Omitted Services. The Parties each have used commercially reasonable efforts to identify and describe the Scheduled Services. However, the Parties acknowledge and agree that there may be services that are not identified on Schedule 1 that (a) were provided by Advisor and/or any of its Affiliates to NHI, NHI OP and/or any of their respective subsidiaries as of the Effective Date, (b) had been performed by the employees of the Advisor or any of its Affiliates that are not Transferred Employees or provided pursuant to contracts to which Advisor or any of its Affiliates is a party or using assets owned by Advisor or any of its Affiliates, and (c) are reasonably necessary to operate the business of NHI, NHI OP and their respective subsidiaries in the manner it was conducted during the Look-Back Period (collectively, the “Omitted Services”). At any time during the sixty (60) day period immediately following the Effective Date, NHI and/or NHI OP may provide written notice to Advisor requesting such Omitted Services setting forth in reasonable detail a description of the requested Omitted Service(s), the proposed start date or dates and the proposed Service Term(s). The Parties agree to cooperate and negotiate in good faith using reasonable efforts in order to come to an agreement regarding the provision of Omitted Services with respect to (i) the nature and description of such Omitted Service, which shall be consistent with the descriptions of the Scheduled Services set forth on Schedule 1 (to the extent applicable to such Omitted Service), (ii) the Service Term for such Omitted Service, and (iii) the Service Fees for such Omitted Service, which shall be determined using the same methodology used to determine the Service Fees for the other Scheduled Services; provided, however, that if, after cooperating and negotiating in good faith using reasonable efforts, the Parties cannot agree on the Service Term(s) of the Omitted Service(s), such service(s) shall be provided until the six (6) month anniversary of the Effective Date. In the event the Parties agree to such terms, the Parties will enter into an amendment to this Agreement amending Schedule 1 to reflect such Omitted Service (on the terms agreed between the Parties pursuant to this Section 2.1.5), and such Omitted Service shall be deemed to be part of this Agreement and shall be deemed one of the “Scheduled Services” hereunder from and after the date of such amendment.

2.16    Extension of Service Term. A Service Recipient may elect to extend the Service Term once for up to an additional three (3) months for any Scheduled Service by delivering written notice to the Service Provider no less than twenty (20) days prior to the end of the applicable Service Term for such Scheduled Service; provided, however, that (i) a Service Recipient may only deliver the foregoing notice so long as such Service Recipient has used its commercially reasonable efforts to transition off of the applicable Scheduled Service prior to the end of the applicable Service Term, and (ii) the Service Fees for such Scheduled Service shall be increased by twenty percent (20%) during any period of the applicable Service Term extended beyond the initial Service Term set forth on Schedule 1. Upon the delivery of the notice with respect to any Scheduled Service contemplated by the immediately preceding sentence, the Service Term for such Scheduled Service shall be deemed automatically extended for the time period set forth in such notice (which, for the avoidance of doubt, shall in no event exceed three (3) months following the expiration of the initial Service Term set forth on Schedule 1 for such Scheduled Service).

2.2    Standard of Services. Subject to Section 5.7, Service Provider shall perform each Scheduled Service or cause such Scheduled Service to be performed at a standard that is (a) in accordance with applicable Law and (b) at substantially the same scope, level and quality and in substantially the same manner as such Scheduled Service was provided during the Look-Back Period. Each Service Recipient understands and agrees that Service Provider is not in the business of providing transition services to third parties, and under no circumstances shall any Service Provider be held accountable to a higher standard of care than that set forth herein. The description of services in Schedule 1 shall not alter, amend or supplement the service standard set forth in this Section 2.2.

2.3    Limitation on Services.

2.3.1    Each Service Recipient acknowledges and agrees that Service Provider’s obligation to provide the applicable Scheduled Services under the standards of performance set forth in Section 2.2 of this Agreement shall be subject to and shall be limited to the extent to which Service Provider’s ability to provide such Scheduled Services is adversely affected by such Service Recipient’s failure to perform its obligations hereunder.

2.3.2    Service Provider shall have no obligation to cause any Scheduled Services to be provided to any Person other than the applicable Service Recipient.

2.4    Dispute Resolution.

2.4.1    Amicable Resolution. The Parties mutually desire that friendly collaboration will continue between them during the Term. Accordingly, they will try to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between the Parties in connection with this Agreement (including the standard of performance, delay of performance or non-performance of obligations), then the Transition Managers (as defined in Section 2.8) shall seek to resolve the Dispute amicably. If the Transition Managers are unable to resolve a Dispute within ten (10) Business Days, then either Party’s Transition Manager, by written request to the other Party’s Transition Manager, may request that such Dispute be referred for resolution to a designated senior executive of each Party (“Designated Senior Executives”), which Designated Senior Executives will have five (5) Business Days to resolve such Dispute. If the Designated Senior Executives for each Party do not agree to a resolution of such Dispute within five (5) Business Days after the matter is referred to them, either Party may bring an action regarding such Dispute as set forth in Section 11.7. Nothing in this Section 2.4 shall prevent a Party from delivering a notice of breach pursuant to Section 7.1.

2.4.2    Non-Exclusive Remedy. Nothing in this Section 2.4 will prevent either Party from immediately seeking injunctive or interim relief (a) in the event of any actual or threatened breach of any of the provisions of ARTICLE VIII, (b) in the event that the Dispute relates to, or involves a claim of, actual or threatened infringement or violation of intellectual property or (c) to the extent necessary for either Party to preserve any right hereunder. All such actions for injunctive or interim relief shall be brought in a court of competent jurisdiction in accordance with Section 11.7. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, and further remedies may be pursued in accordance with Section 2.4.1.

2.5    No Agency. Each Party acknowledges that it has entered into this Agreement for independent business reasons. The relationship of the Parties hereunder is that of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship. Neither Party shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other in any way whatsoever.

2.6    Subcontracting. Immediately prior to the Effective Date, the subcontractors set forth on Schedule 2 were used to provide services to NHI, NHI OP and their respective subsidiaries. Subject to Section 2.2, Service Provider may subcontract for the performance of any Scheduled Service to be provided by

Service Provider to any Person; provided that (i) Service Recipient’s consent, not to be unreasonably withheld, shall be required for the use of any subcontractors not included on Schedule 2, and (ii) Service Provider shall remain responsible for the compliance by each such third-party subcontractor with the standards for Scheduled Services set forth in this Agreement and all other terms and obligations of Service Provider under this Agreement relating to the provision of such Scheduled Services as if provided by Service Provider (it being understood and agreed by the Parties that any act or omission of any third-party subcontractor with respect to Scheduled Services shall be deemed to be an act or omission of Service Provider for all purposes of this Agreement). The Parties agree that if any Scheduled Services are performed by third-party subcontractors immediately prior to the Effective Date but not set forth on Schedule 2, Service Provider will notify the applicable Service Recipient thereof as promptly as possible after the Effective Date, but Service Provider shall not be required to provide any Scheduled Services that are performed by such third-party subcontractors if the applicable Service Recipient has not consented to the performance of such Scheduled Service by such third-party subcontractor.

2.7    Consents. The Parties acknowledge that the provision or receipt of certain Scheduled Services may require the consent, permission, waiver, agreement, license or approval of third parties (each, a “Consent”). Each Party shall, and shall cause its controlled Affiliates (or any of its other Affiliates providing or receiving the applicable Scheduled Services) to, cooperate with each other and use its commercially reasonable efforts to obtain such Consents as promptly as possible after determining that any such Consent is required. The Service Recipient of such Scheduled Service shall be solely responsible for the payment of any fees or other amounts that are required to be made to any third party in connection with obtaining such Consents; provided, that no such costs shall be incurred without the Service Recipient’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Alternatively, in the event that Service Recipient does not want to consent to any cost required to obtain a Consent, Service Recipient may elect, by written notice, to terminate the applicable Scheduled Service in lieu of obtaining such Consent. If the Parties are unable to obtain such a Consent (including due to unreasonable costs or other demands by the third party providing the Consent), until such time as such Consent is obtained (if applicable), the Parties shall, and shall cause each of their respective controlled Affiliates (or any of their other Affiliates providing or receiving the applicable Scheduled Services) to, use commercially reasonable efforts to cooperate in any lawful and economically feasible mutually agreed upon alternative arrangement such that the applicable Service Recipient receives such Scheduled Services or reasonably equivalent alternative services and obtains the benefit and bears the burden of such service to the same extent (or as nearly as practicable) as if such Consent were obtained; provided that such Service Recipient shall reimburse Service Provider for any costs associated with such alternative arrangement to the extent they exceed the costs that would have been incurred by Service Provider to provide the Scheduled Service as originally contemplated as if the required Consent had been obtained; provided, further, that no such costs shall be incurred without the Service Recipient’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Each Party will continue to use its commercially reasonable efforts to obtain any such required Consent until the expiration of the applicable Service Term with respect to the corresponding Scheduled Service. No Party shall be required to grant any right in respect of intellectual property owned by a third party or to provide any Scheduled Service contemplated in connection therewith if, after using commercially reasonable efforts, such Party is unable to obtain any necessary Consent of the applicable third party to such grant, subject to the obligations set forth in this Section 2.7 with respect to seeking reasonable alternatives to the impacted Scheduled Service.

2.8    Transition Management. Each Party shall designate one (1) representative (each, a “Transition Manager”) to facilitate the provision of the Scheduled Services. The Transition Managers shall have the authority to represent the position of their respective Parties and to make operational decisions regarding the Parties’ performance of this Agreement. Subject to the right to delegate duties to others, the Transition Managers shall serve as the primary contact point for the respective principals with respect to the obligations of the Parties under this Agreement. Each Transition Manager’s responsibilities shall include: (a) conducting reviews of compliance with the service standard in Section 2.2; (b) assuring compliance with this Agreement, including the schedules attached to this Agreement; (c) mitigating and resolving technical and business issues; (d) managing the service migration process; and (e) participating in the dispute resolution process under Section 2.4. A Party may designate a replacement for its Transition Manager by written notice to the other Party. Nothing in this Agreement shall be deemed to authorize either Transition Manager to amend this Agreement in any way.

2.9    Records. Service Provider shall maintain and preserve true and correct books and records relating to the provision of Scheduled Services in accordance with its standard accounting practices and procedures (as applicable).

2.10    Ownership of Intellectual Property; License.

2.10.1    Any intellectual property owned by a Party or its Affiliates and used after the Effective Date in connection with the provision or receipt of the Scheduled Services, as applicable, shall remain the property of such Party or its Affiliates. Other than the license granted to a Party and its Affiliates pursuant to Section 2.10.2, neither Party nor its Affiliates shall have any right, title or interest in the intellectual property owned by the other Party or its Affiliates.

2.10.2    Each Party grants, and shall cause its Affiliates to grant, to the other Party and its Affiliates a limited, royalty-free, non-exclusive, non-transferable license, solely during the Term, to use the intellectual property owned by such Party or its Affiliates solely to the extent reasonably necessary for the other Party and its Affiliates to provide or receive the Scheduled Services, as applicable.

2.11    Certain Obligations of the Parties.

2.11.1    Each Party shall adhere, and shall cause its representatives to adhere, in all material respects to all applicable policies and procedures of the other Party and its controlled Affiliates (or any of its other Affiliates providing or receiving the applicable Scheduled Services) in effect as of the Effective Date, and such other applicable policies and procedures with respect to which the other Party notifies such Party in writing, as of the third (3rd) Business Day following receipt of such notice (except that a Party may require the other Party to immediately comply with, and in such case the other Party shall immediately comply with, any notice relating to policies or procedures addressing compliance with applicable Law or such Party’s cybersecurity or data security policies or requirements).

2.11.2    Each Party shall follow, and shall cause its representatives to follow, in all material respects, all security and access policies of the other Party, at all times during the Term, to the extent that such Party or its representatives requires ingress to and egress from the premises occupied by the other Party or its Affiliates, to the extent reasonably necessary to deliver or receive Scheduled Services hereunder or perform any obligations required by this Agreement.

2.11.3    Each Service Recipient is and shall remain solely responsible for the content, accuracy and adequacy of all data that such Service Recipient or its representatives transmit or have transmitted to Service Provider for processing or use in connection with the performance of the Scheduled Services.

2.11.4    Each Party shall comply, and shall cause its representatives to comply, with all applicable Laws in connection with their respective operations and obligations under this Agreement, including the performance and receipt and use of the Scheduled Services.

2.11.5    Each Party shall cause its Affiliates that are Service Providers or Service Recipients (as applicable) hereunder to perform and fulfill the obligations applicable to it hereunder. Any act or omission of any such Affiliate shall be deemed to be an act or omission of such Party for all purposes of this Agreement.

ARTICLE III
TERM AND TERMINATION

3.1    Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue until the earliest of:

3.1.1    the date on which the last of the Scheduled Services under this Agreement is terminated or the Service Term thereof expires;

3.1.2    the date on which this Agreement is terminated by mutual written agreement of the Parties;

3.1.3    the date on which this Agreement is terminated in its entirety pursuant to Section 7.1; or

3.1.4    the date on which this Agreement is terminated pursuant to Section 3.2.2.
3.2    Termination.

3.2.1    Early Termination of Scheduled Services. If a Service Recipient wishes to terminate a Scheduled Service in full on a date that is earlier than the end of the Service Term, the Service Recipient shall notify Advisor in writing of the date on which such Scheduled Service shall terminate (the “Termination Date”), at least thirty (30) days prior to the Termination Date (unless Advisor agrees in writing to a shorter period). If a Service Recipient provides Advisor with notice terminating a Scheduled Service, Advisor or one of its Affiliates shall, as soon as reasonably practicable after receiving such notice, advise the Service Recipient in writing if such termination will require the termination or partial termination of any other Scheduled Service(s), or will otherwise affect the provision of any other Scheduled Services, and the Service Recipient and Service Provider will discuss in good faith what portion of such Scheduled Services should be terminated or whether the Service Recipient would prefer to rescind the applicable termination notice. Except as set forth above, no such termination of any Scheduled Service will in any way affect Service Provider’s obligation to provide or make available any other Scheduled Service provided or required pursuant to this Agreement, all in accordance with the terms of this Agreement. Effective on the Termination Date, the applicable Scheduled Service shall be discontinued in full and thereafter, this Agreement shall be of no further force and effect with respect to such Scheduled Service, except as to obligations accrued prior to the Termination Date. Each Service Recipient acknowledges and agrees that (a) Scheduled Services provided by third parties may be subject to term-limited licenses or contracts between Service Provider and applicable third parties (collectively, “Service Provider Third Party Contracts”), (b) the renewal periods under Service Provider Third Party Contracts may be for fixed periods, and (c) Service Provider may not have the right to renew certain Service Provider Third Party Contracts. As a result, (x) each Service Recipient agrees that if Service Provider is required to extend any Service Provider Third Party Contract in order to continue to provide any Scheduled Service during the Term, then it shall promptly notify the Service Recipient and, if Service Recipient elects to continue receiving the applicable Scheduled Service, then such Service Recipient shall be required to pay Service Provider the full amount of any renewal fees or purchase commitments directly attributable to the relevant Scheduled Service for the full renewal period specified in the applicable Service Provider Third Party Contract, regardless of whether the Term or Service

Provider’s provision of the relevant Scheduled Service ends prior to the end of the relevant renewal period (but provided that (i) Service Provider has used commercially reasonable efforts to minimize the extent of any excess renewal period or commitments and (ii) cooperates with Service Recipient or one of its Affiliates in connection with negotiating with the vendor of the Service Provider Third Party Contract a credit of any excess amount of renewal fees and commitments towards Service Recipient’s standalone contract with such vendor after the Term), and (y) in the event that Service Provider is unable to renew any applicable Service Provider Third Party Contract, Service Provider shall reasonably cooperate with such Service Recipient to identify any reasonable alternatives to the impacted Scheduled Service. For the avoidance of doubt, (A) Service Provider shall not be required to provide any Scheduled Service to the extent it is unable to renew any applicable Service Provider Third Party Contract or identify any reasonable alternatives, and (B) the Parties agree that in the event Service Provider is required to renew or extend a Service Provider Third Party Contract with respect to itself or any of its Affiliates and there are no incremental amounts charged under the Service Provider Third Party Contract with respect to Service Recipient or the amounts charged are based on usage, Service Recipient will have no obligations with respect to such Service Provider Third Party Contracts after the Term.

3.2.2.    Early Termination Upon Liquidation. Either Party shall have the right to terminate this Agreement immediately in the event the other Party declares bankruptcy, enters into a plan of reorganization, makes a general assignment for the benefit of such Party’s creditors or ceases to do business as a going concern.

3.3    Return of Materials. After a Scheduled Service is completed or terminated, Service Provider shall transfer any books and records and other documentation maintained by Service Provider hereunder that pertain exclusively to such terminated Scheduled Service to NHI or to its designee. Upon termination or expiration of this Agreement, or expiration or termination of any Scheduled Service, each Party will promptly return to the other Party or its designee (or at the request of the other Party, destroy) any of such other Party’s Confidential Information, any property and other materials owned by such other Party or its Affiliates and any other materials and property of a proprietary nature involving such other Party or its Affiliates in each case, that are not required for use in connection with any non-terminated Scheduled Services; provided, however, that Service Provider need not return or destroy such Confidential Information or other materials to the extent stored in digital archival back-up tapes or similar storage media in accordance with the internal policies of Service Provider, subject to the requirements of ARTICLE VIII hereunder.

ARTICLE IV
COMPENSATION AND PAYMENT ARRANGEMENTS FOR SCHEDULED SERVICES

4.1    Compensation for Scheduled Services.

4.1.1    The fees with respect to each Scheduled Service shall be the actual cost of such Scheduled Service (without markup) to the Service Provider in providing such Scheduled Service, which cost shall represent the pro rata fully loaded costs of Service Provider’s employees or other personnel who are providing the service, to be calculated based on time recorded by such employees or other personnel and in a manner reasonably consistent with the methodology set forth in the NorthStar Healthcare Income, Inc. 2021 Expense Allocation Report (November 2021) attached as Exhibit A to this Agreement; provided, that in the case of Scheduled Services for information technology, treasury and accounts payable, those costs will be directly attributable using timesheets (“Service Fees”). The Service Provider shall issue quarterly invoices for each fiscal quarter to the applicable Service Recipient (“Invoices”), which shall set forth in reasonable detail the Service Fees and Third Party Service Expenses (as defined in Section 4.1.4) with respect to the Scheduled Services provided during the preceding fiscal quarter. All payments pursuant to this Agreement shall be made by the Service Recipient to the Service Provider within thirty (30) days after the date of the Service Recipient’s receipt of an Invoice.

4.1.2    Upon the conclusion of the Service Term for a Scheduled Service, the applicable Service Recipient shall have the right (itself or through its representatives) to audit whether the Service Fees and Third Party Service Expenses for such Scheduled Service have been calculated in accordance with this Agreement. Upon Service Recipient’s request, Service Provider shall reasonably cooperate in any such audit. Audit results and findings shall be shared by the Parties. If an audit reveals that Service Recipient overpaid for such Scheduled Services, Service Provider shall reimburse Service Recipient for such overpaid amount, and if an audit reveals that Service Recipient underpaid for such Scheduled Services, Service Recipient shall pay Service Provider such underpaid amount. All costs of any such audit (including any reasonable out-of-pocket costs incurred by the Service Provider in connection with its cooperation with the audit) shall be borne by the Service Recipient; provided, that if an audit reveals that Service Recipient overpaid for such Scheduled Services by more than ten percent (10%), Service Provider shall be responsible for its own costs and shall reimburse Service Recipient for its costs in connection with the audit.

4.1.3    Taxes.

(a)    Each Service Recipient will pay (or reimburse) and be liable for all sales, goods or services, excise, value added, use, transfer, consumption or similar taxes (the “Sales and Service Taxes”) imposed on Scheduled Services provided by Service Provider; provided, that Service Recipient will not be responsible for any Sales and Services Taxes attributable to Service Provider’s failure to comply with any applicable certification, identification, documentation, information or other reporting requirement, in each case, required to be satisfied by Service Provider under applicable Law. The Party legally obligated to pay any such Sales and Service Taxes shall be responsible for paying such Sales and Service Taxes to the appropriate taxing authority. Each Service Recipient shall reimburse Service Provider for any such Sales and Service Taxes paid by Service Provider within thirty (30) days of the Service Recipient’s receipt of evidence of payment thereof. Each Party shall pay and be responsible for its own personal property taxes and franchise taxes and taxes based on its own income or profits or assets. Service Recipient shall be entitled to any refund, credit or offset of Sales and Service Taxes borne by Service Recipient under this Section 4.1.3, including any interest paid by the applicable taxing authority. To the extent Service Provider recovers any refund, credit or offset of such Sales and Service Taxes, it shall promptly repay such refund, credit or offset to the Service Recipient (net of any additional taxes Service Provider incurs or will incur as a result of the receipt of such refund, credit or offset).

(b)    Notwithstanding any other provision in this Agreement to the contrary, Service Recipient (and its applicable Affiliates) shall be entitled to deduct and withhold (or to cause to be deducted and withheld) from all amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. Any amounts so deducted or withheld shall be (i) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made and (ii) timely paid over to the appropriate Governmental Authority as required by applicable Law.

(c)    With respect to each provision in this Section 4.1.3, the Parties shall reasonably cooperate with each other and take any action to provide or make available any information reasonably requested (and with a sufficient level of detail) in order to avail themselves of any available exemptions from and to minimize (i) any Sales and Service Taxes payable with respect to the Scheduled Services and (ii) any amounts required to be deducted or withheld from any amounts otherwise payable pursuant to this Agreement.

4.1.4    Out-of-Pocket Expenses. In addition to any costs contemplated by Section 4.1.1, Section 4.1.2 and Section 4.1.3, in the event that Service Provider is required to pay any reasonable and documented out-of-pocket expenses to any vendor or third party in order to enable Service Provider to provide a Scheduled Service, including, for the avoidance of doubt, costs and payments for obtaining Consents pursuant to Section 2.7 hereunder (collectively, “Out-of-Pocket Expenses”), the applicable Service Recipient shall reimburse Service Provider for all Out-of-Pocket Expenses to the extent they are actually paid (without markup) by the Service Provider and directly attributable to the Scheduled Services (the “Third Party Service Expenses”); provided, however, that, unless otherwise agreed in writing by the Parties, any Third Party Service Expenses in excess of ten thousand dollars ($10,000) individually or fifty thousand dollars ($50,000) in the aggregate must be pre-approved in writing by the applicable Service Recipient, such approval not to be unreasonably withheld, conditioned, or delayed. The Parties hereby agree that Third Party Service Expenses payable to the subcontractors set forth on Schedule 2 shall be deemed approved (so long as such Third Party Service Expenses are substantially the same as (or lower than) the out-of-pocket expenses actually paid to such subcontractors with respect to similar services received by NHI, NHI OP and their respective subsidiaries during the Look-Back Period).

4.1.5    Termination Charges and Reimbursement of Prepaid Amounts.

(a)    Each Service Recipient acknowledges and agrees that (a)(i) third parties providing Scheduled Services under Service Provider Third Party Contracts existing as of the Effective Date may require Service Provider to pay fees or other amounts as a result of early termination or reduction of services under such Service Provider Third Party Contracts, such as breakage fees, early termination fees, and minimum volume charges (collectively, “Termination Charges”), and/or (ii) Scheduled Services provided by third parties may be subject to Service Provider Third Party Contracts existing as of the Effective Date with terms that extend beyond the duration of the Service Terms for such Scheduled Services, and (b) in the case of either of the foregoing, subject to Section 3.2.1, Service Recipient shall pay to Service Provider, within thirty (30) days of Service Recipient’s receipt of Service Provider’s invoice, the lesser of (x) any Termination Charges resulting from the expiration or early termination of any Scheduled Service hereunder, and (y) the full amount of any fees or purchase commitments directly attributable to the relevant Scheduled Service for the full term specified in the applicable Service Provider Third Party Contract, regardless of whether the Term or Service Provider’s provision of the relevant Scheduled Service ends prior to the end of the relevant Service Provider Third Party Contract term.

(b)    In the event that, upon the expiration or earlier termination of the Service Term for a Scheduled Service, Service Provider had prepaid any amounts under any Service Provider Third Party Contract attributable to a Scheduled Service and such amounts were not otherwise included in the Service Fees already paid by Service Recipient hereunder, Service Recipient shall reimburse Service Provider for such amounts within thirty (30) days of Service Recipient’s receipt of evidence of Service Provider’s invoice therefor.

4.2    Insurance. In addition to any costs contemplated herein, NHI and NHI OP shall reimburse Advisor for their respective pro rata share of the property and casualty insurance set forth on Schedule 1.

ARTICLE V

INDEMNIFICATION

5.1    Indemnification by Service Provider. Service Provider shall indemnify, defend and hold harmless NHI and NHI OP and their respective Affiliates and any of their respective equityholders, officers, directors, employees and agents (collectively, the “Service Recipient Indemnified Parties”) from any and all losses, damages, liabilities, costs and expenses, including reasonable attorneys’ and experts’ fees (collectively, “Losses”) incurred by such Service Recipient Indemnified Parties and arising from, relating to or resulting from any Third Party Claims to the extent in connection with any breach of this Agreement or any fraud, gross negligence or willful misconduct by or on behalf of Service Provider or any of its Affiliates or subcontractors in Service Provider’s (or its applicable Affiliates’ or subcontractors’) provision of the Scheduled Services hereunder, except to the extent arising out of the applicable Service Recipient’s (or its Affiliates’ or representatives’) fraud, gross negligence or willful misconduct (“Service Recipient Indemnifiable Losses”).

5.2    Indemnification by Service Recipients. Each Service Recipient shall indemnify, defend and hold harmless Advisor and its Affiliates and any of their respective equityholders, officers, directors, employees and agents (collectively, the “Service Provider Indemnified Parties”, and each of “Service Provider Indemnified Parties” and “Service Recipient Indemnified Parties” are “Indemnified Parties”) from any and all Losses incurred by such Service Provider Indemnified Parties and arising from, relating to or resulting from any Third Party Claims to the extent in connection with any breach of this Agreement or any fraud, gross negligence or willful misconduct by or on behalf of such Service Recipient or any of its Affiliates in such Service Recipient’s receipt of the Scheduled Services hereunder, except to the extent arising out of Service Provider’s (or its Affiliates’ or representatives’) fraud, gross negligence or willful misconduct (“Service Provider Indemnifiable Losses”, and each of “Service Provider Indemnifiable Losses,” and “Service Recipient Indemnifiable Losses” are “Indemnifiable Losses”).

5.3    Indemnification Procedures.

5.3.1    If any Indemnified Party receives notice of assertion or commencement of any Third Party Claim against such Indemnified Party in respect of which the other Party (the “Indemnifying Party”) may be obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof and such notice shall include a reasonable description of the claim, any documents relating to the claim, an estimate of the Indemnifiable Losses and shall reference the specific sections of this Agreement that form the basis of such claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced by such delay. The Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

5.3.2    The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not, as long as it conducts such defense, be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable and documented fees and expenses of one counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party has not yet given notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend any Third Party Claim, the Parties shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party may only pay, settle, compromise or discharge a Third Party Claim with the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnifying Party may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnified Party if such settlement (a) includes a complete and unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim, (b) does not subject the Indemnified Party to any injunctive relief or other equitable remedy and (c) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party.

5.4    Mitigation of Damages. Each Party agrees that it will, and will cause its Affiliates who are Indemnified Parties hereunder to, use commercially reasonable efforts to mitigate and otherwise minimize, in accordance with applicable Law, any Indemnifiable Losses for which an Indemnified Party may seek indemnification under this Agreement.

5.5    Insurance. Notwithstanding anything to the contrary contained herein, no Party indemnified under this ARTICLE V shall be indemnified or held harmless hereunder to the extent such Indemnifiable Losses are actually recovered from insurance provided by a third Person.

5.6    Exclusive Remedy. Each Party acknowledges and agrees that, following the Effective Date, other than (a) in the case of fraud, gross negligence or willful misconduct, (b) as expressly set forth herein, including Section 5.7 and clause (B) of Section 7.2.1, (c) for direct damages relating to a breach of this Agreement (subject to Section 7.2) and (d) with respect to equitable relief available hereunder, including Section 2.4.2, and the termination rights provided under Section 7.1, the indemnification provisions of this ARTICLE V shall be the sole and exclusive remedy of such Party for any proceedings arising from or related to this Agreement.

5.7    Re-Performance of Scheduled Services. In the event of any breach of this Agreement by Service Provider with respect to the provision of the Scheduled Services, including Service Provider failing to provide a Scheduled Service in accordance with the service standard set forth in Section 2.2, upon the written request of the Service Recipient to Service Provider, Service Provider shall promptly re-perform such Scheduled Service (if Service Provider can reasonably be expected to re-perform in a commercially reasonable manner) at Service Provider’s sole cost and expense. Any request for re-performance in accordance with this Section 5.7 must be in writing and specify in reasonable detail the particular breach, and such request must be made no more than one (1) month from the date such breach becomes apparent or should have reasonably become apparent to the Service Recipient.

ARTICLE VI
FORCE MAJEURE

If performance by either Party of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of compliance with any decree or order of any Governmental Authority, or because of riots, war, public disturbance, fire, explosion, storm, flood, acts of God, acts of terrorism, epidemic, pandemic or disease outbreak (including the COVID-19 virus and its variants) or for any other reason that is not within the reasonable control of such Party or any of its Affiliates and that by the exercise of reasonable diligence such Party and its controlled Affiliates (or any of its other Affiliates providing or receiving the applicable Scheduled Services) is unable to prevent (each, a “Force Majeure Event”), then (i) such Party shall give written notice to the other Party, (ii) the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact on both Parties of such conditions, and (iii) such Party shall be excused from its obligations hereunder during the period such Force Majeure Event continues, and no liability shall attach against it to the extent on account thereof. Neither Party shall be excused from performance if it fails to use commercially reasonable efforts to promptly remedy the situation and remove the cause and effect of the Force Majeure Event. Without limiting any of the foregoing, Service Provider will treat the Service Recipient the same as any other internal or external service recipient in connection with the restoration of any Scheduled Service affected by a Force Majeure Event. For the avoidance of doubt, the Service Recipient shall not be required to pay for the affected Scheduled Services during the pendency of a Force Majeure Event.

ARTICLE VII
REMEDIES; LIMITATION OF LIABILITY AND SURVIVAL

7.1    Remedies Upon Material Breach. In the event of material breach of any provision of this Agreement by a Party, the non-defaulting Party shall give the defaulting Party written notice thereof, and:

7.1.1    If such breach is for any material failure to perform in accordance with this Agreement, the defaulting Party shall cure such breach within thirty (30) days of the date of such notice.

7.1.2    In the case of any such breach that is not cured in accordance with Section 7.1.1, then the non-defaulting Party shall also have the right to terminate this Agreement in its entirety or with respect to the affected Scheduled Service(s), upon written notice thereof to the defaulting Party, effective on the date set forth in such notice but no sooner than the date immediately after the expiration of the 30-day cure period.

7.2    Limitation of Liability.

7.2.1    NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, LOST OPPORTUNITIES, PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER THEORY UNDER OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING BUSINESS INTERRUPTIONS AND CLAIMS OF CUSTOMERS, EMPLOYEES OR OTHER THIRD PARTIES), EXCEPT (A) TO THE EXTENT AWARDED OR PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM THAT IS INDEMNIFIED PURSUANT TO ARTICLE V; (B) FOR CLAIMS BASED ON A BREACH OF ARTICLE VIII HEREUNDER; OR (C) FOR CLAIMS BASED ON A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

7.2.2    THE MAXIMUM AGGREGATE LIABILITY OF ANY PARTY UNDER THIS AGREEMENT (EXCLUDING ARTICLE V AND ARTICLE VIII) SHALL BE CAPPED AT THE AMOUNT PREVIOUSLY PAID TO SUCH PARTY UNDER THIS AGREEMENT,

EXCEPT FOR CLAIMS BASED ON A PARTY’S ACTUAL FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

7.3    Survival Upon Expiration or Termination. The provisions of Sections 2.1.2, 2.4, 2.5, 2.9, 2.10.1, 3.2.1 (last sentence only), 3.3, 7.2 and this Section 7.3 and ARTICLE I, ARTICLE IV (only with respect to amounts accrued prior to termination), ARTICLE V, ARTICLE VIII, ARTICLE X, and ARTICLE XI shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by both Parties.
ARTICLE VIII
CONFIDENTIALITY

8.1    Confidential Information.

8.1.1    Until the date that is five (5) years after the date of this Agreement (subject to the penultimate sentence of this Section 8.1.1), each Party covenants that it shall, and shall cause its Affiliates, and direct its and their representatives and any third-party subcontractors to (a) accord the Confidential Information of the other Party the same degree of confidential treatment that it accords its similar proprietary and confidential information but in no event less than a reasonable degree of care, (b) not use such Confidential Information for any purpose other than solely as required for receipt or performance of the Scheduled Services, except to the extent otherwise permitted under the Termination Agreement, and (c) not disclose such Confidential Information to any Person (i) unless such Person has a “need to know” such Confidential Information in order to provide or receive the Scheduled Services; provided that such Party will require such Persons to comply with the restrictions of this ARTICLE VIII as if such Person was a party hereto and such Persons have agreed or are subject to written confidentiality obligations no less restrictive than those set forth herein, or (ii) except to the extent such Party demonstrates that such disclosure is required to be made to a court or other tribunal in connection with the enforcement of such Party’s rights under this Agreement or to contest claims between the Parties. Confidential Information of a Party that constitutes a trade secret will continue to be subject to the obligations of this ARTICLE VIII until such Confidential Information is no longer a trade secret by no wrongdoing of the other Party, its Affiliates, or their representatives or third-party subcontractors, or any other third party. Each Party agrees to establish and maintain administrative, physical and technical safeguards, data security procedures and other protections against the destruction, loss, unauthorized access or alteration of the other Party’s Confidential Information which are no less rigorous than those otherwise maintained for its own Confidential Information.

8.1.2    If a Party is required to disclose Confidential Information of the other Party pursuant to applicable Law, Governmental Authority, duly authorized subpoena or court order, it will not be in breach of Section 8.1.1 to make such disclosure; provided that such Party (a) promptly notifies the other Party in writing prior to making any such disclosure, (b) cooperates with the other Party (at the other Party’s expense) to obtain an order quashing or otherwise modifying the scope of such subpoena or legal requirement, in an effort to prevent the disclosure of such Confidential Information, and (c) if such other Party is not successful in preventing the disclosure of its Confidential Information, limits disclosures to the portion of Confidential Information specifically required to be disclosed and exercises all reasonable efforts to obtain reliable assurances that the Confidential Information will be accorded confidential treatment.

8.1.3    For purposes of this Agreement, “Confidential Information” does not include any information to the extent such information (a) was previously known by the receiving Party, its Affiliates or its representatives, (b) was independently developed by the receiving Party, its Affiliates or its representatives without reference to or use of the Confidential Information of the other Party, (c) is or becomes part of the public domain through no fault of the receiving Party, its Affiliates or its representatives (but excluding, for this Section 8.1.3, personal information), or (d) was obtained by the applicable Party from a third party, which source is not, to such Party’s knowledge, bound by a confidentiality agreement with the other Party or its representatives and is not, to such Party’s knowledge, otherwise prohibited from transmitting the information to such Party by a contractual, legal or fiduciary obligation.

8.2    Unauthorized Access. Each Party shall (a) notify the other Party promptly after such Party becomes aware of the following: any unauthorized possession, use, or knowledge of any Confidential Information of such other Party by any Person, any attempt by any Person to gain possession of Confidential Information of such other Party without authorization or any attempt to use or acquire knowledge of any Confidential Information of such other Party without authorization (collectively, “Unauthorized Access”), (b) promptly furnish to the other Party complete details known to such Party of the Unauthorized Access and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any Unauthorized Access, (c) reasonably cooperate with the other Party in any litigation and investigation against third parties deemed necessary by such Party, using its reasonable business judgment, to protect its proprietary rights, and (d) use commercially reasonable efforts to mitigate the Unauthorized Access and prevent a recurrence of any such Unauthorized Access. To the extent that a receiving Party inadvertently obtains access to any Confidential Information of the providing Party to which it was otherwise not intended to have access, if the receiving Party has knowledge of such access, the receiving Party shall promptly notify the providing Party thereof and shall promptly destroy any such Confidential Information.

ARTICLE IX
SYSTEM ACCESS

If either Party (or any of its Affiliates or their service providers or other representatives) are at any time given access (each in such capacity, a “Guest User”) to the other Party’s computer system(s) or software (collectively, “Systems”) in connection with the performance of this Agreement, such Guest User shall comply with the other Party’s (each in such capacity, a “Host”) Systems security policies, procedures and requirements which the Host makes available in writing to the Guest User. Each Party acknowledges and agrees, on behalf of itself and its representatives, that it shall not access, or attempt to access, any of the other Party’s or its Affiliates’ Systems without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). The Parties acknowledge and agree it would be unreasonable to withhold such consent if such access is necessary in order to receive or obtain the benefit of a Scheduled Service. Each Party shall limit access to the other Party’s and its Affiliates’ Systems to those representatives with a need to have such access in connection with the performance or receipt of Scheduled Services, and any such access shall only be for purposes directly related to the performance or receipt of the Scheduled Services. Each Party agrees not to, and shall cause its representatives not to, access or manipulate the other Party’s and/or any of its Affiliates’ data without the other Party’s written permission, except to the extent required to perform its obligations under this Agreement or as agreed between the Parties in advance in writing.

ARTICLE X
DISCLAIMER OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Except for the representations, warranties and covenants expressly made in this Agreement and the Termination Agreement, neither Party has made nor hereby makes any express or implied representations, warranties or covenants, statutory or otherwise, of any nature, including with respect to the warranties of merchantability, quality, quantity, suitability or fitness for a particular purpose or the results obtained by the Scheduled Services. All other representations, warranties, and covenants, express or implied, statutory, common law or otherwise, of any nature, including with respect to the warranties of merchantability, quality, quantity, suitability or fitness for a particular purpose or the results obtained by the Scheduled Services are hereby disclaimed by Service Provider.

ARTICLE XI
MISCELLANEOUS
11.1    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) on the next Business Day when sent by overnight courier or (c) when sent by electronic email (provided, that no “bounce back” or other notice of non-delivery is generated), in each case to the recipient Party at the following addresses:

If to Advisor, to:

CNI NSHC Advisors, LLC
c/o Highgate Capital Investments, L.P.
870 Seventh Avenue, 2nd Floor
New York, NY 10019
Attention: Zachary Berger; Matthew Gunlock
Email: zberger@highgatecapinv.com; mgunlock@highgate.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention: Gary Axelrod
Email: gary.axelrod@lw.com

If to NHI or NHI OP, to:

NorthStar Healthcare Income, Inc.
16 E. 34th Street
New York, NY 10016
Attention: Nick Balzo
Email: nbalzo@northstarhealthcarereit.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Adam Turteltaub; Danielle Scalzo
Email: aturteltaub@willkie.com; dscalzo@willkie.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2    Severability. If any provision of this Agreement (or portion thereof) is invalid, illegal or incapable of being enforced by any Law, rule of Law or public policy, all other provisions of this Agreement (or the remaining portion thereof) shall nevertheless remain in full force and effect. Upon such determination that any provision of this Agreement (or portion thereof) is invalid, illegal or incapable of being enforced, the

Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually agreeable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.3    Construction. All article, section, subsection, schedule and exhibit references used in this Agreement are to this Agreement unless otherwise specified. All schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise: (a) the singular includes the plural and the plural includes the singular wherever and as often as may be appropriate, (b) the words “includes” or “including” mean “including without limitation,” (c) the word “or” is not exclusive, (d) the words “this Agreement,” “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which such words appear and (e) the words “as amended” mean “as amended from time to time.” All references to Dollars or “$” are to United States dollars. All references to “days” are to calendar days. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

11.4    Entire Agreement. This Agreement, together with the Termination Agreement, constitutes the entire agreement between the Parties and their Affiliates with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties and their Affiliates with respect to the subject matter of this Agreement.

11.5    Binding Effect; Assignment. Subject to Section 2.6, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, without the consent of the other Party, either Party may assign all of its rights and obligations in whole under this Agreement in connection with a merger, consolidation, liquidation or other business combination involving or an acquisition of all or substantially all voting power or assets of such Party by an unaffiliated third party (a “Change of Control”) so long as the resulting, surviving or transferee person assumes all the obligations of the relevant Party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. In the event of a Change of Control of Advisor, unless the rights and obligations of Advisor under this Agreement vest in such resulting, surviving or transferee Person by operation of law, Advisor shall assign its rights and obligations under this Agreement to such resulting, surviving or transferee Person to ensure continued provision of the services hereunder to the applicable Service Recipients.

11.6    No Third-Party Beneficiaries. This Agreement is exclusively for the benefit of the Parties and their respective successors and permitted assigns (and the respective subsidiaries of NHI and NHI OP that are Service Recipients, with respect to the obligations of Advisor to provide Scheduled Services to such subsidiaries), and, subject to ARTICLE V, this Agreement shall not be deemed to confer upon or give to any other third party any right, claim, liability, reimbursement, cause of action, benefit or remedy of any nature whatsoever.

11.7    Consent to Jurisdiction; Services of Process. Each Party hereby irrevocably agrees that any action, suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware), and each Party hereby submits to the exclusive jurisdiction of such courts in any such suit, action or other proceeding. A final judgment in any such suit, action or other proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document to such Party pursuant to Section 11.1 shall be effective service of process for any such action, suit or other proceeding.

11.8    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as to all matters, including matters of validity, construction, effect, performance and remedies, except for any conflicts of law principles that would result in the application of the laws of any other jurisdiction.

11.10    No Offset. No Party to this Agreement may offset any amount due to the other Party hereto or any of such other Party’s Affiliates against any amount owed or alleged to be owed from such other Party or its Affiliates under this Agreement, the Termination Agreement or any other Transaction Document without the written consent of such other Party.

11.11    Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach or threatened breach of this Agreement by either Party, money damages would be inadequate and the non-breaching Party would have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief (without posting of bond or other security). Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

11.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail, .PDF file format, DocuSign or other electronic form shall be as effective as delivery of a manually executed counterpart of this Agreement.

11.13    Amendment; Waiver. This Agreement may be amended, modified or supplemented at any time only by an instrument in writing signed by each of the Parties. No waiver of any provision hereof shall be effective unless signed in writing by the Party waiving its rights and benefits under such provision.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

NHI:

NORTHSTAR HEALTHCARE INCOME, INC.

By: /s/ Ann B. Harrington

Name: Ann B. Harrington

Title: Interim Chief Executive Officer, President, General Counsel and Secretary

NHI OP:

NORTHSTAR HEALTHCARE INCOME OPERATING PARTNERSHIP, LP

By: NorthStar Healthcare Income, Inc.
Its: General Partner

By: /s/ Ann B. Harrington

Name: Ann B. Harrington

Title: Interim Chief Executive Officer, President, General Counsel and Secretary

[Signature Page to Transition Services Agreement]

ADVISOR:

CNI NSHC ADVISORS, LLC

By: /s/ Paul Varisano

Name: Paul Varisano

Title: Authorized Signatory

[Signature Page to Transition Services Agreement]